Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of TuanChe Limited on Form S-8 of our report dated March 29, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of TuanChe Limited as of December 31, 2021 and 2022 and for the years ended December 31, 2020, 2021 and 2022 appearing in the Annual Report on Form 20-F of TuanChe Limited for the year ended December 31, 2022.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

May 4, 2023